Exhibit 99.1

P&F INDUSTRIES REPORTS RESULTS FOR THE YEAR ENDED DECEMBER 31, 2014

MELVILLE, N.Y., March 30, 2015 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results of operations for the year ended December 31, 2014. P&F Industries, Inc. is reporting full year 2014 revenue of $75,035,000, compared to $76,066,000, for the full year 2013. Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “Primarily the result of our decision in late 2013 to sell the kitchen and bath product line, which had revenue of $2,331,000 in 2013, Nationwide’s 2014 revenue declined $1,571,000, when compared to the prior year. However, the loss of the kitchen and bath revenue was partially offset with the continued growth in Nationwide’s primary product line of fence and gate hardware. With higher overall gross margin and lower operating expenses, Nationwide was able to generate improved operating income compared to 2013. In the third quarter of 2014, we completed three acquisitions, each of which was accretive in 2014. These acquisitions provided us with expanded and new product channels and greater international presence. The purchase of Exhaust Technologies, Inc., and Universal Air Tools Company Limited, was the primary factor in Florida Pneumatic’s $5.4 million increase in its higher gross margin Automotive tools revenue. These acquisitions offset the decline in Florida Pneumatic’s lower gross margin Retail revenue from The Home Depot, which was primarily due to the fact that our 2013 retail revenue included initial stocking orders, and the continued slowdown at Sears. The acquisition of Air Tool Service Company contributed to the growth in Hy-Tech’s fourth quarter of 2014 revenue and gross margin. Lastly, I wish to point out that, as the result of the three acquisitions during 2014, included in our 2014 selling and general administrative expenses, are $764,000 of acquisition-related expenses, as well as additional amortization and depreciation of approximately $545,000. As a result, P&F’s full year 2014 income before income taxes is $3,777,000, compared to $4,604,000, for 2013. I believe it is important to note that, despite an erratic economy, which we believe was a contributing factor for the decline in consolidated revenue and pre-tax profit, our full year 2014 EBITDA was $6,586,000, compared to $6,920,000 in 2013. I remain optimistic as we look toward 2015.”

Mr. Horowitz further added, “Our effective tax rate for 2014 was 44.9%, an increase of 14.9 percentage points when compared to the effective tax rate of 30.0% for 2013. This increase was primarily due to higher state and local taxes, expenses not deductible for tax purposes, most of which were the costs incurred in connection with the three acquisitions completed during the third quarter of 2014, and the reversal of liabilities of a deconsolidated subsidiary. Applying the higher effective tax rate to our pre-tax income, our full year 2014 net income after taxes was $2,080,000, compared to $3,225,000, for the same period in 2013. Finally, our basic and diluted earnings per share for 2014 are $0.56 and $0.54, respectively, compared to $0.87 and $0.83, respectively, for full-year 2013.

The Company’s revenue for the three-month period ended December 31, 2014, was $17,903,000, compared to $15,398,000, over the same period in 2013. Income before taxes for the three-month period ended December 31, 2014 was $667,000 compared to $926,000, for the same period in 2013. A primary factor contributing to this difference was that in the fourth quarter of 2013, P&F recorded reductions, or credits in its selling and general and administrative expenses of approximately $192,000 in its consolidated company-wide performance-based bonus incentives, whereas during the fourth quarter of 2014 it recorded an expense of $352,000 in consolidated, company-wide performance-based bonus incentives.”

Mr. Horowitz concluded his remarks stating, “The Company’s net income after taxes for the 2014 fiscal fourth quarter was $230,000. During the fourth quarter of 2013, primarily as the result of a lapse of the statute of limitations on an uncertain tax position, we recorded a tax expense of only $7,000, which resulted in P&F reporting income after taxes for the 2013 fiscal fourth quarter of $919,000. Our fourth quarter 2014 EBITDA was $1,643,000, compared to $1,477,000 for the same three-month period a year ago.”

The Company is reporting the following:

REVENUE:

	Three months ended December 31,
	2014	2013	Variance	Variance
			$	%
Tools
Florida Pneumatic	$10,280,000	$8,432,000	$1,848,000	21.9
Hy-Tech	4,085,000	3,517,000	568,000	16.2
Tools Total	14,365,000	11,949,000	2,416,000	20.2

Hardware
Hardware Total	3,538,000	3,449,000	89,000	2.6
Consolidated	$17,903,000	$15,398,000	$2,505,000	16.3

	Year ended December 31,
	2014	2013	Variance	Variance
			$	%
Tools
Florida Pneumatic	$40,615,000	$39,916,000	$699,000	1.8
Hy-Tech	15,499,000	15,658,000	(159,000)	(1.0)
Tools Total	56,114,000	55,574,000	540,000	1.0

Hardware
Hardware Total	18,921,000	20,492,000	(1,571,000)	(7.7)
Consolidated	$75,035,000	$76,066,000	$(1,031,000)	(1.4)

Tools

Florida Pneumatic

Florida Pneumatic markets its air tool products to three primary sectors within the pneumatic tool market: retail, industrial/catalog and automotive. It also generates revenue from its Berkley products line as well as a line of air filters and other OEM parts.

	Three months ended December 31,
	2014		2013		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$5,188,000	50.5%	$6,296,000	74.7%	$(1,108,000)	(17.6)
Industrial/catalog	1,556,000	15.1	1,597,000	18.9	(41,000)	(2.6)
Automotive	3,238,000	31.5	234,000	2.8	3,004,000	1,283.8
Other	298,000	2.9	305,000	3.6	(7,000)	(2.3)
Total	$10,280,000	100.0%	$8,432,000	100.0%	$1,848,000	21.9

	Year Ended December 31,
	2014		2013		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$26,464,000	65.2%	$30,429,000	76.2%	$(3,965,000)	(13.0)
Industrial/catalog	6,220,000	15.3	6,938,000	17.4	(718,000)	(10.3)
Automotive	6,515,000	16.0	1,124,000	2.8	5,391,000	479.6
Other	1,416,000	3.5	1,425,000	3.6	(9,000)	(0.6)
Total	$40,615,000	100.0%	$39,916,000	100.0%	$699,000	1.8

The decline in Florida Pneumatic’s fiscal fourth quarter 2014 Retail revenue compared to the same period in 2013 is due primarily to the timing of its shipments of specialty products to Sears. In 2013, these specialty product orders were shipped to Sears during the fourth quarter, whereas in 2014 these products were shipped during the third quarter. Sales of basic air tool products and accessories were up slightly at both its Retail customers during the fourth quarter of 2014 compared to the same period in 2013. Its Industrial/catalog revenue declined a modest 2.6 percent, when comparing the three-month periods ended December 31, 2014 and 2013. While the quarterly revenue was lower than the prior year, this product line has improved since earlier in 2014, when Florida Pneumatic encountered sluggishness from its Industrial and catalog customers, as orders from customers in the metal-working manufacturing and foundries sectors have begun to improve. As the result of the acquisitions completed during the third quarter of 2014 of Exhaust Technologies, Inc., (“ETI”) and Universal Air Tools Company Limited, (“UAT”), Florida Pneumatic’s Automotive product line revenue increased nearly thirteen fold.

Retail revenue’s full year of 2014 decline is due primarily to a net reduction in the shipments of specialty/promotional products, as well as lower shipments of basic air tools and accessories during the first nine months of 2014 compared to the same period in 2013. The reduction in basic air tools and accessories is due in large part to Florida Pneumatic shipping the initial roll-out to The Home Depot stores in 2013, compared to the normalized level of replenishment orders shipped during the first nine months of 2014, as well as an on-going reduction in the size of orders from Sears. Industrial/catalog revenue during 2014 declined compared to the prior year, due in large part to a weakness with the specialty distributors, who service various industries, such as foundries and metal-working manufacturers, which use tools such as grinders and cutting tools.  However, as noted above, the acquisitions completed earlier this year were the primary cause for the nearly $5.4 million, or a fivefold increase, in Florida Pneumatic’s Automotive product line revenue. We believe the Automotive product line should provide greater opportunity for revenue growth, going forward. As such, we anticipate placing greater emphasis on this now expanded sector.

Hy-Tech

Hy-Tech focuses primarily on the industrial sector of the pneumatic tools market.  Hy-Tech manufactures and markets its own value-added line of air tools and parts, which now include the ATSCO brand, as well as distributes a high quality line of complementary sockets, which, in the aggregate make up the “ATP” category.  Hy-Tech Machine products (“Hy-Tech Machine”) are primarily marketed to the mining, construction and industrial manufacturing sectors.

	Three months ended December 31,
	2014		2013		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$3,003,000	73.5%	$2,678,000	76.2%	$325,000	12.1
Hy-Tech Machine	432,000	10.6	344,000	9.8	88,000	25.6
Major customer	577,000	14.1	381,000	10.8	196,000	51.4
Other	73,000	1.8	114,000	3.2	(41,000)	(36.0)
Total	$4,085,000	100.0%	$3,517,000	100.0%	$568,000	16.2

	Year Ended December 31,
	2014		2013		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$11,133,000	71.8%	$11,038,000	70.5%	$95,000	0.9
Hy-Tech Machine	1,560,000	10.1	1,845,000	11.8	(285,000)	(15.4)
Major customer	2,519,000	16.2	2,373,000	15.1	146,000	6.2
Other	287,000	1.9	402,000	2.6	(115,000)	(28.6)
Total	$15,499,000	100.0%	$15,658,000	100.0%	$(159,000)	(1.0)

Fourth quarter of 2014 ATP revenue improved over the same period in 2013 due primarily to the ATSCO acquisition. The integration of the manufacturing of the ATSCO suite of air tools products into the Cranberry, PA facility is continuing. During the fourth quarter of 2014, this transition, along with the relocation of machinery and personnel, negatively impacted ATP, and to some degree Hy-Tech Machine results, compared to the fourth quarter of 2013. Hy-Tech’s sales to its Major customer did improve this quarter, compared to the same period a year ago. The ordering pattern from this customer is erratic and unpredictable, as such, it is difficult to plan or predict future results.

When comparing the full year 2014 to 2013, ATP revenue was essentially flat, improving less than one percent. Economic uncertainty in the market sectors in which ATP products are sold, at both the national and international levels, may continue to suppress future revenue opportunities in 2015. 2014 revenue from its Hy-Tech Machine products declined compared to the prior year due primarily to a one-time order during the second quarter of 2013 in excess of $300,000 from a railroad company not repeated in 2014. Lastly, as stated above, the ordering pattern from Hy-Tech’s Major customer is erratic and unpredictable, which results in quarter to quarter revenue swings. We believe this unpredictability is likely to continue into 2015.

Hardware

	Three months ended December 31,
	2014		2013		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Fence and Gate hardware	$2,767,000	78.2%	$2,480,000	71.9%	$287,000	11.6
Kitchen and Bath	---	---	134,000	3.9	(134,000)	(100.0)
OEM	411,000	11.6	479,000	13.9	(68,000)	(14.2)
Patio	360,000	10.2	356,000	10.3	4,000	1.1
Total	$3,538,000	100.0%	$3,449,000	100.0%	$89,000	2.6

	Year ended December 31,
	2014		2013		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Fence and Gate hardware	$15,551,000	82.2%	$14,747,000	72.0%	$804,000	5.5
Kitchen and Bath	---	---	2,331,000	11.4	(2,331,000)	(100.0)
OEM	1,750,000	9.2	1,882,000	9.1	(132,000)	(7.0)
Patio	1,620,000	8.6	1,532,000	7.5	88,000	5.7
Total	$18,921,000	100.0%	$20,492,000	100.0%	$(1,571,000)	(7.7)

During the fourth quarter of 2014, Nationwide Fence and Gate hardware revenue increased over the same period in 2013. We believe two key drivers to this improvement are new home construction and home improvement/renovations. New home starts during the three-month period ended December 31, 2014, according to the U.S. Census Bureau data released in January 2015, increased over the same period in the prior year, as did spending on home improvement/renovations. The decline in OEM revenue is due primarily to the change of ownership and relocation of a major customer in this category. Fourth quarter 2014 Patio products revenue, although greater than the same period in 2013, was hindered slightly due to supply chain issues. Lastly, in November 2013, Nationwide sold to an unrelated third party, all inventory, intangibles and certain fixed assets attributable to its Kitchen and Bath product line.

Throughout 2014, Nationwide continued its successful marketing efforts of its Fence and Gate hardware line, as it further increased its customer base across the United States. Housing starts during 2014 were greater than during 2013. We believe this increase, along with greater spending on home improvement/renovations, contributed to the growth in its year over year Fence and Gate hardware revenue. Nationwide’s OEM product line revenue declined 7.0% compared to the same period a year ago. More than half of the annual decline occurred in the fourth quarter, which we believe to be the result of a change of ownership and relocation of a major customer in this category. Patio revenue during the full-year 2014 increased when compared to the same period in 2013, due primarily to an improved home repair market in the southeastern portion of the United States, and improved inventory / service levels.

As Fence and Gate hardware continues to be Nationwide’s primary focus, we intend to continue our current strategy, which is to develop new, innovative Fence and Gate hardware products and accessories, as well as to continue to expand our national market campaign. This action may impact the performance of its other product lines.

GROSS MARGIN

	Three months ended December 31,		Increase (decrease)
	2014	2013	Amount		%
Florida Pneumatic	$3,686,000	$2,856,000	$830,000		29.1
As percent of respective income	35.9%	33.9%	2.0	% pts.
Hy-Tech	$1,768,000	$1,379,000	$389,000		28.2
As percent of respective income	43.3%	39.2%	4.1	% pts.
Total Tools	$5,454,000	$4,235,000	$1,219,000		28.8
As percent of respective revenue	38.0%	35.4%	2.6	% pts.
Hardware	$1,261,000	$1,206,000	$55,000		4.6
As percent of respective revenue	35.6%	35.0%	0.6	% pts.
Consolidated	$6,715,000	$5,441,000	$1,274,000		23.4
As percent of respective revenue	37.5%	35.3%	2.2	% pts.

	Year Ended December 31,		Increase (decrease)
	2014	2013	Amount		%
Florida Pneumatic	$13,676,000	$13,227,000	449,000		3.4
As percent of respective income	33.7%	33.1%	0.6	% pts.
Hy-Tech	$6,342,000	$6,501,000	(159,000)		(2.4)
As percent of respective income	40.9%	41.5%	(0.6	)% pts.
Tools	$20,018,000	$19,728,000	$290,000		1.5
As percent of respective revenue	35.7%	35.5%	0.2	% pts.
Hardware	$7,363,000	$7,604,000	(241,000)		(3.2)
As percent of respective revenue	38.9%	37.1%	1.8	% pts.
Consolidated	$27,381,000	$27,332,000	$49,000		0.2
As percent of respective revenue	36.5%	35.9%	0.6	% pts.

Tools

The acquisitions of ETI and UAT during the third quarter of 2014 had a major impact on Florida Pneumatic’s fourth quarter of 2014 results. Both product lines are marketed to the automotive sector, which tends to generate higher gross margins than the Retail sector, but not as strong as the higher margin Industrial/catalog sectors. As such, with this added revenue, Florida Pneumatic improved its overall gross margin, as well as its gross profit, compared to the same three-month period in 2013. During the fourth quarter of 2014 Hy-Tech’s gross margin increased, compared to the same period in 2013, due primarily to higher overhead absorption. This improved overhead absorption is due primarily to the addition of the ATSCO products, many of which during the quarter were manufactured at our Cranberry, PA facility. Further, we believe Hy-Tech’s overall gross margins should continue to improve during 2015, as we complete the manufacturing integration from the former ATSCO facility in Mentor, OH, to our Cranberry, PA facility. Its gross profit increased due to increased revenue and improved overall gross margins.

When comparing the full-year 2014 to 2013, Florida Pneumatic’s gross margin improved slightly, primarily due to increased Automotive revenue, which tends to generate higher gross margin, partially offset by lower absorption of warehouse and manufacturing overhead. During 2013, we processed the entire initial rollout to The Home Depot, creating unusually high warehouse efficiencies due to the inventory through-put. Warehouse overhead absorption during 2014 was at normalized levels, thus negatively impacting Florida Pneumatic’s gross margin, compared to 2013. During 2014, Hy-Tech’s gross margin declined, compared to 2013, primarily due to customer/product mix, and, to a lesser degree, lower absorption of manufacturing during the first two-thirds of 2014, as well as the effects of the initial phase of the integration of ATSCO. For several months immediately following the acquisition of ATSCO’s assets, Hy-Tech’s overall efficiencies suffered, as ATSCO products were made partially in Mentor, OH and in Cranberry, PA.

Hardware

During the quarter ended December 31, 2014, Nationwide was able to improve its overall gross margin by 0.6 percentage points, when compared to the same period in 2013. This increase was due primarily to an overall better product mix in its Fence and Gate hardware, and the elimination of the Kitchen and Bath product line, which generally produced lower profit margins. Their higher gross margin and increased revenue enabled Nationwide to generate higher gross profit during the fourth quarter of 2014 compared to the same period in 2013.

As noted above, the disposal in November 2013 of the Kitchen and Bath product line was a key factor in Nationwide’s improved overall gross margin in 2014. During 2014, Nationwide was able to increase its higher gross margin Fence and Gate hardware revenue, partially replacing the loss of the lower gross margin Kitchen and Bath revenue, resulting in stronger gross margins, when comparing the twelve-month periods ended December 31, 2014 and 2013. Nationwide was able to partially offset through modest price increases, a portion of cost increases it incurred from its suppliers, which were due in part to rising overseas labor costs, as well as increases in overseas raw material costs.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses (“SG&A”) include, among other things, all compensation plus employee benefits and related costs, administrative facilities, communications, variable costs, promotional expenses for our direct sales and marketing staff, legal, accounting and other professional fees, as well as amortization and depreciation and general corporate overhead and engineering expenses. This year our SG&A includes additional costs incurred as a result of the three acquisitions consummated during the third quarter of 2014.

During the fourth quarter of 2014, our SG&A was $5,843,000, or 32.6% of revenue, compared to $4,411,000, or 28.6% of revenue during the same three-month period in 2013. Contributing to the increase in SG&A was additional compensation, of $831,000, which is comprised of base salaries and wages, including wages and salaries at our three new acquisitions, accrued performance-based bonus incentives, associated payroll taxes and employee benefits.. During the fourth quarter of 2013, we recorded reductions, or credits of approximately $192,000 in our consolidated accrued performance-based bonus incentives, due primarily to an over accrual during the first nine months of 2013, whereas during the fourth quarter of 2014 we recorded approximately $352,000 of consolidated accrued performance-based bonus incentives, accounting for approximately $544,000 of the change in the fourth quarter increase. The balance of the increase in compensation is primarily due to added staffing to support the acquisitions and growth, as well as general increases. Variable costs, which include commissions, warranty costs, freight out travel and entertainment, and advertising/promotional fees, increased $205,000, due primarily to the increase in revenue. Further, amortization and depreciation increased $311,000, nearly all of which is the result of the three acquisitions. Additionally, $86,000 of the increase in SG&A is due to increased professional fees, nearly all of which is attributable to the three acquisitions. The above increases were partially offset by a decrease in non-cash, stock-based compensation of $56,000. Lastly, we reached resolution with U.S. Customs on a matter originally recorded and discussed in 2012 and, as the accrued penalty associated with this matter was settled for an amount less than originally projected, we recorded a credit of $87,000.

Driven primarily by the three acquisitions during the year, our 2014 SG&A increased to $23,064,000, compared to $22,238,000, incurred in the prior year. Stated as a percentage of revenue, our SG&A for 2014 was 30.7%, compared to 29.2% in 2013. The most significant factor contributing to this increase was the three acquisitions in the third quarter of 2014, which caused professional services, which include legal, accounting and other professional/consultants to increase by $779,000. Our 2014 SG&A compensation expenses increased $635,000 due to additional staffing and improved overall performance, which drives Company-wide performance based compensation. Additionally, again due to the three acquisitions, we recorded an increase in amortization and depreciation of $456,000. Partially offsetting the above increases was the one-time fee of $700,000 incurred by Florida Pneumatic during the first quarter of 2013, in connection with the initial roll-out to THD, not recurring in 2014. Additionally, we reduced non-cash stock-based compensation by $118,000. Due primarily to an adjustment to our allowance for doubtful accounts, our bad debt expense declined $189,000.

INTEREST

The overall increase in our interest expense for both the fourth quarter of 2014 and full year 2014 was primarily the result of the three acquisitions completed during the third quarter of 2014, for which we borrowed approximately $20,000,000 from our bank, mostly from the Revolver. Further, primarily as the result of the aforementioned acquisitions, the average balance of short-term borrowings during the three-month period ended December 31, 2014 increased to $15,072,000, compared to $3,086,000 during the same period in 2013. For 2014, the average balance of short-term borrowings was $7,436,000, compared to $5,819,000 during 2013. Additionally, included in our interest expense is amortization expense of debt financing costs.

INCOME TAX EXPENSE

The effective tax rates for the years ended December 31, 2014 and 2013, respectively, were 44.9% and 30.0%, respectively.  The primary factors affecting the 2014 effective tax rate were nondeductible expenses, reversal of liabilities of deconsolidated subsidiary and state income taxes. The primary factors affecting the 2013 effective tax rate were nondeductible expenses, reversal of an uncertain tax position, increase in the valuation allowance on certain state deferred tax assets and state income taxes.

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, March 30, 2015, at 11:00 A.M., Eastern Time, to discuss its full year 2014 results. Investors and other interested parties can listen to the call by dialing 888-503-8175, or via a live web cast accessible at www.800rollcall.com/webpresenter/. To listen to the web cast, please register at the site at least 15 minutes prior to the call by entering a participant code, 8741394. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about March 31, 2015.

About P&F Industries, Inc.

P&F Industries, Inc., through its two wholly owned subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as fencing hardware and door and window hardware primarily to the housing industry. P&F’s products are sold under its own trademarks, as well as under the private labels of major manufacturers and retailers.

Safe Harbor Statement. This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results in future periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	December 31, 2014	December 31, 2013
	(Unaudited)	(Audited)
Assets
Cash	$1,011	$413
Accounts receivable - net	9,547	8,739
Inventories	24,335	22,974
Deferred income taxes - net	1,149	1,168
Prepaid expenses and other current assets	1,511	829

Total current assets	37,553	34,123

Net property and equipment	10,592	10,229
Goodwill	11,980	5,150
Other intangible assets - net	12,437	1,502
Deferred income taxes – net	---	1,594
Other assets – net	514	643
Total assets	$73,076	$53,241

Liabilities and Shareholders’ Equity
Short-term borrowings	$11,817	$360
Accounts payable	3,160	3,006
Accrued liabilities	5,482	3,520
Current maturities of long-term debt	3,167	460

Total current liabilities	23,626	7,346

Long-term debt, less current maturities	6,493	6,903
Deferred tax liability - net	2,720	---
Other liabilities	246	262

Total liabilities	33,085	14,511

Total shareholders' equity	39,991	38,730

Total liabilities and shareholders' equity	$73,076	$53,241

P & F INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

In Thousands $	Years ended December 31,
	2014	2013
	(Unaudited)	(Audited)

Net revenue	$75,035	$76,066
Cost of sales	47,654	48,734
Gross profit	27,381	27,332
Selling, general and administrative expenses	23,064	22,238
Operating income	4,317	5,094
Interest expense	540	490
Income before income taxes	3,777	4,604
Income tax expense	1,697	1,379
Net income	$2,080	$3,225

P & F INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
AMORTIZATION (EBITDA)

In Thousands $	For the three-month period ended December 31,
	2014	2013
Net Income	$230	$919
Add:
Depreciation and amortization	771	447
Interest expense	205	104
Provision (benefit) for income taxes	437	7

EBITDA (1)	$1,643	$1,477

P & F INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
AMORTIZATION (EBITDA)

In Thousands $	For the year ended December 31,
	2014	2013
Net Income	$2,080	$3,225
Add:
Depreciation and amortization	2,269	1,826
Interest expense	540	490
Provision for income taxes	1,697	1,379

EBITDA (1)	$6,586	$6,920

(1)	The Company discloses a tabular comparison of EBITDA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDA provides greater insight into the impact of the acquisitions on the Company’s results of operations for the periods presented. EBITDA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

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